Exhibit 3.58.1
ASSIGNMENT
     FOR AND IN CONSIDERATION of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, We, Zev Karkomi and Craig M. Bernfield, Managers of Aviv Healthcare, L.L.C., general partner of Aviv Healthcare Properties Limited Partnership, general partner of Aviv Healthcare Properties Operating Partnership I, L.P., sole member of Aviv Financing I, L.L.C. (“Assignor”), effective January 1, 2007, do hereby sell, transfer and assign to Aviv Development JV, L.L.C. (“Assignee”), all right, title and interest in Chenal Arkansas, L.L.C., a Delaware limited liability company (the “Company”), and direct that all further profits, losses, income, return of contributions and distributions be paid or credited to Assignee.
     Dated this 1st day of January, 2007

/s/ Zev Karkomi
Zev Karkomi

/s/ Craig M. Bernfield
Craig M. Bernfield

ACCEPTANCE OF ASSIGNMENT
     We, Zev Karkomi and Craig M. Bernfield, not individually but as Managers of Aviv Healthcare, L.L.C., general partner of Aviv Healthcare Properties Limited Partnership, general partner of Aviv Healthcare Properties Operating Partnership I, L.P., sole member of Aviv Development JV, L.L.C., hereby accept the foregoing assignment of Company Interest and agree that Aviv Development JV, L.L.C. be bound by all the terms, conditions and covenants of the Opeating Agreement of Chenal Arkansas, L.L.C., as the same may have been amended as of the date hereof.
     Dated this 1st day of January, 2007

/s/ Zev Karkomi
Zev Karkomi

/s/ Craig M. Bernfield
Craig M. Bernfield